As filed with the United States Securities and Exchange Commission on October 21, 2021
Registration No. 333-260387

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SHAPEWAYS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)
Delaware (State or Other Jurisdiction of Incorporation or Organization)	6770 (Primary Standard Industrial Classification Code Number)	87-2876494 (I.R.S. Employer Identification No.)
30-02 48th Avenue
Long Island City, NY 11101
(646) 979-9885
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)
Greg Kress
Chief Executive Officer
30-02 48th Avenue
Long Island City, NY 11101
(646) 979-9885
(Name, address, including zip code and telephone number, including area code, of agent for service)
Copies to:
Greg Kress Chief Executive Officer 30-02 48th Avenue Long Island City, NY 11101
Hozefa M. Botee, Esq.
Jeffrey R. Vetter, Esq.
Gunderson Dettmer Stough Villeneuve
Franklin & Hachigian, LLP
1250 Broadway, 23rd Floor
New York, New York 10001
Telephone: (212) 730-8133
Fax: (877) 881-3007

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated ☒	Smaller reporting company ☒ Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price per Share	Proposed Maximum Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001 per share(3)	7,500,000	$7.23(12)	$54,225,000	$5,026.66
Common Stock, par value $0.0001 per share(4)	6,834,051	$7.23(12)	$49,410,188.73	$4,580.32
Common Stock, par value $0.0001 per share(5)	2,760,000	$7.23(12)	$19,954,800	$1,849.81
Common Stock, par value $0.0001 per share(6)	13,800,000	$11.50	$158,700,000	$14,711.49
Common Stock, par value $0.0001 per share(7)	3,562,000	$11.50	$40,963,000	$3,797.27
Common Stock, par value $0.0001 per share(8)	500,000	$11.50	$5,750,000	$533.03
Common Stock, par value $0.0001 per share(9)	548,000	$11.50	$6,302,000	$584.20
Warrants to purchase Common Stock(10)	3,562,000	$—(13)	$—(13)	$—(13)
Warrants to purchase Common Stock(11)	500,000	$—(13)	$—(13)	$—(13)
Total				$31,082.78 (14)

(1)
Immediately prior to the consummation of the Business Combination described in the prospectus forming part of this Registration Statement, Galileo Acquisition Corp., a Cayman Islands exempted company (“Galileo”), effected a deregistration under Section 206 of the Companies Act (as revised) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which Galileo’s jurisdiction of incorporation was transferred by way of continuation from the Cayman Islands to the State of Delaware (the “Domestication”) and was renamed “Shapeways Holdings, Inc.” (the “Registrant”), as further described in the prospectus. All securities being registered were or will be issued by the Registrant.

(2)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that is issuable as a result of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase to the number of outstanding shares of the Registrant’s common stock, as applicable.

(3)
These securities are being registered solely in connection with the resale of common stock by certain selling stockholders (the “PIPE Investors”) that purchased an aggregate of 7,500,000 shares of common stock, par value $0.0001 per share (the “common stock”) from the Registrant, pursuant to separate subscription agreements.

(4)
Consists of 6,834,051 shares of the Registrant’s common stock beneficially owned by affiliates of the Registrant. All of these shares were previously registered pursuant to the registration statement on Form S-4/A (File No. 333-256935) filed on September 2, 2021 to report the business combination between Registrant and Shapeways, Inc. These shares are subsequently being registered for resale on this Registration Statement.

(5)
Consists of 2,760,000 shares of the Registrant’s common stock held by Galileo Founders Holdings, L.P. or that were transferred to affiliates of Galileo Founders Holdings, L.P. These shares are being registered for resale on this Registration Statement.

(6)
Consists of 13,800,000 shares of the Registrant’s common stock issuable upon the exercise of warrants that were issued to stockholders in connection with the initial public offering of the Registrant. Each such warrant currently is exercisable for one share of the Registrant’s common stock at a price of $11.50 per share. These shares are being registered for issuance on this Registration Statement.

(7)
Consists of 3,562,000 shares of the Registrant’s common stock issuable upon the exercise of certain private placement warrants issued to Galileo Founders Holdings, L.P. or that were transferred to affiliates of Galileo Founders Holdings, L.P. Each such warrant is currently is exercisable for one share of the Registrant’s common stock at a price of $11.50 per share. These shares are being registered for issuance on this Registration Statement.

(8)
Consists of 500,000 shares of the Registrant’s common stock issuable upon the exercise of certain working capital warrants issued to Galileo Founders Holdings, L.P. These shares are being registered for issuance on this Registration Statement.

(9)
Consists of 548,000 shares of the Registrant’s common stock issuable upon the exercise of certain private placement warrants issued to EarlyBirdCapital, Inc. These shares are being registered for issuance on this Registration Statement.

(10)
Consists of warrants to purchase 3,562,000 shares of the Registrant’s common stock issuable upon exercise of certain private placement warrants issued to Galileo Founders Holdings, L.P. or that were transferred to affiliates of Galileo Founders Holdings, L.P. Each such warrant is currently exercisable for one share of the Registrant’s common stock at a price of $11.50 per share. These warrants are being registered for resale on this Registration Statement.

(11)
Consists of warrants to purchase 500,000 shares of the Registrant’s common stock issuable upon exercise of certain private placement warrants issued to Galileo Founders Holdings, L.P. Each such warrant is currently exercisable for one share of the Registrant’s common stock at a price of $11.50 per share. These warrants are being registered for resale on this Registration Statement.

(12)
Estimated solely for purposes of calculating the registration fee according to Rule 457(c) under the Securities Act based on the average of the high and low prices of the Registrant’s common stock quoted on the New York Stock Exchange on October 15, 2021.

(13)
No separate fee due in accordance with Rule 457(g).

(14)
Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
Shapeways Holdings, Inc. is filing this Amendment No. 1 to its registration statement on Form S-1 (File No. 333-260387) solely for the purpose of adding a delaying amendment legend at the bottom of the cover page of the Registration Statement that was inadvertently omitted from the registration statement filed on October 20, 2021. This Amendment No. 1 does not modify any provision of the prospectus that forms a part of the registration statement. Accordingly, a preliminary prospectus has been omitted.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.    Other Expenses of Issuance and Distribution.
The following table sets forth the estimated expenses to be borne by the registrant in connection with the issuance and distribution of the securities being registered hereby.
Expense	Estimated Amount
Securities and Exchange Commission registration fee	$31,083
Accounting fees and expenses	35,000
Legal fees and expenses	150,000
Financial printing and miscellaneous expenses	65,000
Total	$281,083
Item 14.    Indemnification of Directors and Officers.
Section 145 of the DGCL permits a corporation to indemnify its directors and officers against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties. The directors or officers must have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, an action only by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they must have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification may be made if such person must have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought must determine upon application that the defendant officers or directors are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability. Our Charter and our Bylaws provide for indemnification by Shapeways of its directors, senior officers and employees to the fullest extent permitted by applicable law.
Section 102(b)(7) of the DGCL permits a corporation to provide in its charter that a director of the corporation must not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for payments of unlawful dividends or unlawful stock purchases or redemptions or (4) for any transaction from which the director derived an improper personal benefit. Our Charter provides for such limitation of liability.
We have entered into indemnification agreements with each of our directors and officers in which we have agreed to indemnify, defend and hold harmless, and also advance expenses as incurred, to the fullest extent permitted under applicable law, from damage arising from the fact that such person is or was an officer or director of our company or our subsidiaries.
The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, our Charter, our Bylaws, any agreement, any vote of stockholders or disinterested directors or otherwise.
We maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.
We have purchased and intend to maintain insurance on behalf of the registrant and any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.

Item 15.    Recent Sales of Unregistered Securities.
PIPE Shares
Simultaneously with the execution of the Merger Agreement, Galileo entered into subscription agreements pursuant to which certain investors agreed to purchase an aggregate of 7,500,000 shares of common stock for a purchase price of $10.00 per share and $75,000,000 in the aggregate (the “PIPE Investment”). At the Closing, the Company consummated the PIPE Investment. The shares of common stock issued in connection with the PIPE Investment have not been registered under the Securities Act, in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.
Founder Shares
In August, 2019, the Sponsor purchased an aggregate of 2,875,000 ordinary shares (the “Founder Shares”) from Galileo for an aggregate purchase price of $25,000. Such securities were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. On October 17, 2019, Galileo effected a share dividend of 0.2 of a share for each ordinary share in issue, resulting in the Sponsor holding an aggregate of 3,450,000 Founder Shares. In connection with the Closing, the Sponsor forfeited an aggregate of 690,000 Founder Shares. Also at the Closing, each of the remaining 2,760,000 Founder Shares were converted into shares of common stock on a one-for-one basis. The issuance of common stock upon automatic conversion of the Founder Shares at the Closing has not been registered under the Securities Act in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act.
Private Warrants
On October 22, 2019, simultaneously with the consummation of the IPO, Galileo completed the private placement of an aggregate of 4,110,000 Private Warrants, 3,562,000 of which were issued to the Sponsor and 548,000 of which were issued to EBC generating aggregate gross proceeds of $4,110,000. Each Private Warrant entitles the holder thereof to purchase one share of our common stock at an exercise price of $11.50 per share. The sales of the Private Warrants were made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.
Sponsor Warrants
At the Closing, the Sponsor exercised its right to convert $500,000 principal amount of working capital loans made to Galileo into an aggregate of 500,000 Sponsor Warrants at a price of $1.00 per warrant in satisfaction of such working capital loans. Each Sponsor Warrant entitles the holder thereof to purchase one share of our common stock at an exercise price of $11.50 per share. The issuance of these Sponsor Warrants was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.
Item 16.    Exhibits and Financial Statements.
(a)
Exhibits.

Exhibit No.	Description	Included	Form	Filing Date
2.1+	Agreement and Plan of Merger and Reorganization, dated as of April 28, 2021, by and among Galileo, Galileo Founders Holdings, L.P., in the capacity as the Purchaser Representative thereunder, Shapeways, Inc., and Fortis Advisors LLC, in the capacity as the Seller Representative thereunder.	By Reference	8-K	April 30, 2021
3.1	Certificate of Incorporation of Shapeways Holdings, Inc.	By Reference	8-K	October 5, 2021
3.2	Bylaws of Shapeways Holdings, Inc.	By Reference	8-K	October 5, 2021

Exhibit No.	Description	Included	Form	Filing Date
3.3	Certificate of Corporate Domestication of Galileo Acquisition Corp.	By Reference	S-1	October 20, 2021
4.1	Warrant Agreement, dated as of October 17, 2019, between Galileo and Continental Stock Transfer & Trust Company, as Warrant Agent.	By Reference	S-4	June 9, 2021
5.1	Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.	By Reference	S-1	October 20, 2021
10.1	Investment Management Trust Agreement, dated October 17, 2019, by and among Galileo, Galileo Founders Holdings, L.P.	By Reference	S-4	June 9, 2021
10.2	Warrant Subscription Agreement, dated October 17, 2019, by and between Galileo and Galileo Founders Holdings, L.P.	By Reference	S-4	June 9, 2021
10.3	Warrant Subscription Agreement, dated October 17, 2019, by and between Galileo and EarlyBirdCapital, Inc.	By Reference	S-4	June 9, 2021
10.4	Share Escrow Agreement, dated October 17, 2019, by and between Galileo, the Sponsor and Continental Stock Transfer & Trust Company.	By Reference	S-4/A	July 22, 2021
10.5	Amendment to Share Escrow Agreement.	By Reference	8-K	October 5, 2021
10.6	Form of Lock-Up Agreement, dated as of April 28, 2021, by and between Shapeways and the shareholder of Shapeways party thereto.	By Reference	S-4/A	June 9, 2021
10.7	Non-Competition Agreement, effective as of April 28, 2021, by and among Galileo, Shapeways, and Greg Kress.	By Reference	S-4/A	June 9, 2021
10.8	Sponsor Forfeiture Letter, dated as of April 28, 2021, by and between Galileo and Galileo Founders Holdings, L.P.	By Reference	S-4/A	June 9, 2021
10.9	Form of Subscription Agreement, dated as of April 28, 2021, by and among Galileo, Shapeways, and the subscriber party thereto.	By Reference	S-4/A	June 9, 2021
10.10	Form of Voting Agreement, dated as of April 28, 2021, by and among Galileo, Shapeways, and the shareholders of Shapeways party thereto.	By Reference	S-4/A	June 9, 2021
10.11#	Form of Employment Agreement between Shapeways, Inc. and Greg Kress.	By Reference	S-4	June 9, 2021
10.12#	Form of Employment Agreement between Shapeways, Inc. and Jennifer Walsh.	By Reference	S-4	June 9, 2021
10.13#	Form of Employment Agreement between Shapeways, Inc. and Miko Levy.	By Reference	S-4	June 9, 2021
10.14	Memorandum of Understanding, dated as of March 26, 2021, by and between Shapeways, Inc. and Desktop Metal.	By Reference	S-4/A	August 16, 2021

Exhibit No.	Description	Included	Form	Filing Date
10.15	Form of Shapeways Holdings, Inc. Transaction Bonus RSU Award Agreement under the 2021 Equity Incentive Plan.	By Reference	S-4/A	September 1, 2021
10.16	Form of Shapeways Holdings, Inc. Earnout RSU Award Agreement under the 2021 Equity Incentive Plan.	By Reference	S-4/A	September 1, 2021
10.17.1	Shapeways, Inc. 2010 Stock Plan	By Reference	8-K	October 5, 2021
10.17.2	Stock Option Agreement with Greg Kress under the 2010 Stock Plan, as amended.	By Reference	8-K	October 5, 2021
10.17.3	Stock Option Agreement with Jennifer Walsh under the 2010 Stock Plan, as amended.	By Reference	8-K	October 5, 2021
10.17.4	Stock Option Agreement with Miko Levy under the 2010 Stock Plan, as amended.	By Reference	8-K	October 5, 2021
10.18	Shapeways Holdings, Inc. 2021 Equity Incentive Plan.	By Reference	8-K	October 5, 2021
10.19	Shapeways Holdings, Inc. 2021 Employee Stock Purchase Plan.	By Reference	8-K	October 5, 2021
10.20	Registration Rights Agreement, dated October 17, 2019, by and among Galileo, Galileo Founders Holdings, L.P. and the investors party thereto.	By Reference	S-4	June 9, 2021
10.21	First Amendment to Registration Rights Agreement, dated September 29, 2021, by and among Galileo, Galileo Founders Holdings, L.P. and the investors party thereto.	By Reference	8-K	October 5, 2021
10.22	Registration Rights Agreement, dated September 29, 2021, by and among Galileo and the investors party thereto.	By Reference	8-K	October 5, 2021
10.23	Form of Indemnification Agreement.	By Reference	8-K	October 5, 2021
23.1	Consent of Withum Smith+Brown, PC, independent registered public accounting firm of Galileo.	By Reference	S-1	October 20, 2021
23.2	Consent of Withum Smith+Brown, PC, independent registered public accounting firm of Shapeways.	By Reference	S-1	October 20, 2021
23.3	Consent of Briggs & Veselka Co., independent registered public accounting firm of Shapeways.	By Reference	S-1	October 20, 2021
23.4	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (included in Exhibit 5.1).	By Reference	S-1	October 20, 2021
24.1	Power of Attorney (included on the signature page of this registration statement).	By Reference	S-1	October 20, 2021
101.INS	XBRL Instance Document.	Filed Herewith
101.SCH	XBRL Taxonomy Extension Schema Document.	Filed Herewith
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document.	Filed Herewith

Exhibit No.	Description	Included	Form	Filing Date
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document.	Filed Herewith
101.LAB	XBRL Taxonomy Extension Label Linkbase Document.	Filed Herewith
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document.	Filed Herewith

+
Certain exhibits and schedules to this exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant agrees to furnish a copy of the omitted exhibits and schedules to the SEC on a supplemental basis upon its request.

#
Indicates a management or compensatory plan.

(b)
Financial Statements.    The financial statements filed as part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.

Item 17.   Undertakings.
The undersigned registrant, hereby undertakes:
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on October 21, 2021.
Shapeways Holdings, Inc.
By:
/s/ Greg Kress

Greg Kress
Chief Executive Officer and Director
Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Name	Title	Date
/s/ Greg Kress Greg Kress	Chief Executive Officer and Director (Principal Executive Officer)	October 21, 2021
/s/ Jennifer Walsh Jennifer Walsh	Chief Financial Officer (Principal Financial and Accounting Officer)	October 21, 2021
* Josh Wolfe	Executive Chairman and Director	October 21, 2021
* Alberto Recchi	Director	October 21, 2021
* Robert Jan Galema	Director	October 21, 2021
* Ryan Kearny	Director	October 21, 2021
* Patrick S. Jones	Director	October 21, 2021
* Leslie Campbell	Director	October 21, 2021

*By:
/s/ Greg Kress

 Name:
Greg Kress

 Title:
Attorney-in-fact